Exhibit 10.16

September 18, 2003

CONFIDENTIAL

October 14, 2003

PortalPlayer, Inc.

Attn: Mr. Gary Johnson

President and Chief Executive Officer

3255 Scott Blvd., Bldg. 1

Santa Clara, CA 95054

Dear Gary:

It is our pleasure to offer this proposal on behalf of Silicon Valley Bank. This letter outlines the terms that Silicon Valley Bank is willing to consider regarding the financing for Portal Player, Inc. As you understand, the purpose of this letter is to facilitate further discussion; it is not, in any manner, to be construed to be a commitment or agreement on the part of SVB to provide this financing.

Borrower:	PortalPlayer, Inc.

Lender:	Silicon Valley Bank (“SVB”)

Facility:	$10,000,000 Letter of Credit Discount Guidance Line

Purpose:	To provide export financing

Borrowing Formula:	100% of acceptable L/C invoice amount net of discount charge. L/C documents to be in good order at the counter of SVB. Funding availability will be subject to Lender’s satisfactory review of issuing/confirming bank and L/C documents.

Discount Rate:	Effective discount rate will be based on the credit of the issuing bank and is subject to change based on country and issuing bank risk.

•      Prime + 0.50% per annum - for L/Cs issued by acceptable banks in Taiwan; L/Cs issued in both China and Malaysia, confirmed by a major bank in the US; and L/Cs issued in Shanghai by Citibank Shanghai.

• Prime + 0.75% per annum - for L/Cs issued in Malaysia by Bumiputra Commercial Bank Malaysia.

Maturity/Repayment:	This is an “at will” facility and each transaction is considered on a case-by-case basis. Repayment of advances will be according to the terms of each underlying letter of credit that has been discounted.

Facility Fee:	None - this is an uncommitted credit facility and may be cancelled by Lender at any time.

Other Costs:	Other international trade services fees at prevailing Lender rates (postage, SWIFT or Telex fee, advising fees etc). Negotiation fee 1/17%, minimum fee of $65. Advising fee for LC: $50, Advising fee for Amendment: $40

September 18, 2003

Security:	Assignment of Proceeds for Letter of Credit and Cross-collateralized with committed Revolving Accounts Receivable Facility provided by Silicon Valley Bank - First priority security interest in all corporate assets, including a specific filing on Intellectual Property.

Documentation:	Original Letter of Credit and Executed Assignment of Proceeds for Letter of Credit.

Cross Default:	All Lender Loan Facilities will be cross-collateralized and cross defaulted.

Reporting Requirements:	Same as Revolving Accounts Receivable Facility

Letters of Credit Negotiation:	Lender to advise and negotiate all Letters of Credit. LC advising and negotiation fees will be comparable to other financial institutions.

Subject To:	Funding availability will be subject to Lender’s satisfactory review of issuing/confirming bank and L/C documents. L/C documents to be in good order at the counter of SVB.

Confidentiality:	This letter is delivered to you with the understanding that neither it nor its substance shall be disclosed publicly or privately to any third person except those who are in a confidential relationship to you (such as your legal counsel), or where the same is required by law and then only on a basis that it not be further disclosed.

This letter is intended to set forth the proposed terms of Letter of Credit Discount Guidance Line currently under discussion between us. This letter and our other communications and negotiations regarding the proposed loan do not constitute an agreement or an offer and do not create any legal rights benefiting, or obligations binding on, either of us. It is intended that all legal rights and obligations of SVB and you would be set forth in signed definitive legal documents.

On behalf of Silicon Valley Bank, we appreciate the opportunity to continue to support PortalPlayer’s growth.

Sincerely,

/s/ Al Kenrick
Jeannie Kao Manager – International Credit Products Silicon Valley Bank	Al Kenrick Senior Vice President Silicon Valley Bank

Agreed & Accepted, this 13th day of November, 2003.

PortalPlayer, Inc.

By:	/s/ Gary Johnson QL

Title:	President & CEO